As filed with the Securities and Exchange Commission on September 16, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HEALTH CARE PROPERTY INVESTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	33-0091377 (I.R.S. Employer Identification Number)

4675 MacArthur Court, 9th Floor

Newport Beach, CA 92660

(949) 221-0600

(Address of Principal Executive Offices including Zip Code)

HEALTH CARE PROPERTY INVESTORS, INC.

2000 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Copy to:

Edward J. Henning Senior Vice President, General Counsel and Corporate Secretary Health Care Property Investors, Inc. 4675 MacArthur Court, 9th Floor Newport Beach, California 92660 (949) 221-0600	Regina M. Schlatter, Esq. Latham & Watkins 650 Town Center, 20th Floor Costa Mesa, California 92626-1925 (714) 540-1235

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock par value $1.00 per share	2,500,000 shares	$42.61	$106,525,000	$8,618

(1)	The Health Care Property Investors, Inc. 2000 Stock Incentive Plan (As Amended and Restated Effective as of May 7, 2003) (the “Plan”) authorizes the issuance of an aggregate of 5,702,400 shares of Common Stock, par value $1.00 per share, of Health Care Property Investors, Inc. (the “Company”) (the “Common Stock”), of which 2,500,000 shares are being registered hereunder and 3,202,400 of which have been previously registered.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h). The Proposed Maximum Aggregate Offering Price Per Share is the average of the high and low price of the Company’s Common Stock, as reported on the New York Stock Exchange on September 11, 2003.
(3)	Pursuant to Rule 416, this Registration Statement shall also cover a presently indeterminate number of additional shares of the Company’s Common Stock that may become issuable as a result of anti-dilution adjustments deemed necessary or equitable by the Board of Directors of the Company upon stock splits, stock dividends or other similar changes in capitalization.

Proposed sale to take place as soon after the effective date of the Registration

Statement as options granted under the Plans are exercised.

Total Pages 10

Exhibit Index on Page 5

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities.

The Plan authorizes the issuance of 5,702,400 shares of Common Stock. By a Registration Statement on Form S-8 filed with the Commission on February 1, 2001, Registration No. 333-54784, the Company initially registered 3,202,400 shares of Common Stock of the Company issuable under the Plan (the “Prior Registration Statement”). Under this Registration Statement, the Company is registering an additional 2,500,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 5.	Interests of Named Experts and Counsel.

The consolidated financial statements of Health Care Property Investors, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 8.	Exhibits.

See Index to Exhibits on Page 6.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Health Care Property Investors, Inc., a Maryland corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 15th day of September, 2003.

HEALTH CARE PROPERTY INVESTORS, INC.

By:	/s/ James F. Flaherty III
James F. Flaherty III President and Chief Executive Officer

By:	/s/ James G. Reynolds
James G. Reynolds Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints James. F. Flaherty III, James G. Reynolds and Edward J. Henning, and each of them, as attorney-in-fact and agent with full power of substitution and resubstitution, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of September 15, 2003.

Signature	Title

/s/ James F. Flaherty III James F. Flaherty III	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ James G. Reynolds James G. Reynolds	Chief Financial Officer (Principal Financial Officer)

/s/ Kenneth B. Roath Kenneth B. Roath	Chairman of the Board and Director

/s/ Paul V. Colony Paul V. Colony	Director

/s/ Robert R. Fanning, Jr. Robert R. Fanning, Jr.	Director

/s/ James F. Flaherty III James F. Flaherty III	Director

/s/ Michael D. McKee Michael D. McKee	Director

/s/ Harold M. Messmer, Jr. Harold M. Messmer, Jr.	Director

Signature	Title

/s/ Peter L. Rheine Peter L. Rhein	Director

/s/ Richard M. Rosenberg Richard M. Rosenberg	Director

INDEX TO EXHIBITS

EXHIBIT
4.1	Rights Agreement, dated as of July 27, 2000, between Health Care Property Investors, Inc. and the Bank of New York which includes the form of Certificate of Designations of the Series D Junior Participating Preferred Stock of Health Care Property Investors, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to exhibit 4.1 of Health Care Property Investors, Inc.’s Report on Form 8-K dated July 28, 2000).
4.2	Indenture, dated as of September 1, 1993, between HCPI and the Bank of New York, as Trustee, with respect to the Series C and D Medium Term Notes, the Senior Notes due 2006 and the Mandatory Par Put Remarketed Securities due 2015 (incorporated by reference to exhibit 4.1 to HCPI’s registration statement on Form S-3 dated September 9, 1993).
4.3	Indenture, dated as of April 1, 1989, between HCPI and the Bank of New York for Debt Securities (incorporated by reference to exhibit 4.1 to HCPI’s registration statement on Form S-3 dated March 20, 1989).
4.4	Form of Fixed Rate Note (incorporated by reference to exhibit 4.2 to HCPI’s registration statement on Form S-3 dated March 20, 1989).
4.5	Form of Floating Rate Note (incorporated by reference to exhibit 4.3 to HCPI’s registration statement on Form S-3 dated March 20, 1989).
4.6	Registration Rights Agreement dated November 20, 1998 between HCPI and James D. Bremner (incorporated by reference to exhibit 4.8 to HCPI’s annual report on Form 10-K for the year ended December 31, 1999). This exhibit is identical in all material respects to two other documents except the parties thereto. The parties to these other documents, other than HCPI, were James P. Revel and Michael F. Wiley.
4.7	Registration Rights Agreement dated January 20, 1999 between HCPI and Boyer Castle Dale Medical Clinic, L.L.C. (incorporated by reference to exhibit 4.9 to HCPI’s annual report on Form 10-K for the year ended December 31, 1999). This exhibit is identical in all material respects to 13 other documents except the parties thereto. The parties to these other documents, other than HCPI, were Boyer Centerville Clinic Company, L.C., Boyer Elko, L.C., Boyer Desert Springs, L.C., Boyer Grantsville Medical, L.C., Boyer-Ogden Medical Associates, LTD., Boyer Ogden Medical Associates No. 2, LTD., Boyer Salt Lake Industrial Clinic Associates, LTD., Boyer-St. Mark’s Medical Associates, LTD., Boyer McKay-Dee Associates, LTD., Boyer St. Mark’s Medical Associates #2, LTD., Boyer Iomega, L.C. Boyer Springville, L.C. and – Boyer Primary Care Clinic Associates, LTD. #2.
4.8	Form of Deposit Agreement (including form of Depositary Receipt with respect to the Depositary Shares, each representing one-one hundredth of a share of our 8.60% Cumulative Redeemable Preferred Stock, Series C) (incorporated by reference to exhibit 4.8 to HCPI’s quarterly report on Form 10-Q for the period ended March 31, 2001) dated as of March 1, 2001 by and among HCPI, Wells Fargo Bank Minnesota, N.A. and the holders from time to time of the Depositary Shares described therein.
4.9	Indenture, dated as of January 15, 1997, between American Health Properties, Inc. and the Bank of New York, as trustee (incorporated herein by reference to exhibit 4.1 to American Health Properties, Inc.’s current report on Form 8-K (file no. 001-09381), dated January 21, 1997).
4.10	First Supplemental Indenture, dated as of November 4, 1999, between HCPI and the Bank of New York, as trustee (incorporated by reference to HCPI’s quarterly report on Form 10-Q for the period ended September 30, 1999).
4.11	Dividend Reinvestment and Stock Purchase Plan, dated November 9, 2000 (incorporated by reference to exhibit 99.1 to HCPI’s registration statement on Form S-3 dated November 13, 2000, registration number 333-49796).

EXHIBIT
4.12	Registration Rights Agreement dated August 17, 2001 between HCPI, Boyer Old Mill II, L.C., Boyer-Research Park Associates, LTD., Boyer Research Park Associates VII, L.C., Chimney Ridge, L.C. Boyer-Foothill Associates, LTD., Boyer Research Park Associates VI, L.C., Boyer Standsbury II, L.C., Boyer Rancho Vistoso, L.C., Boyer-Alta View Associates, LTD., Boyer Kaysville Associates, L.C., Boyer Tatum Highlands Dental Clinic, L.C., Amarillo Bell Associates, Boyer Evanston, L.C., Boyer Denver Medical, L.C., Boyer Northwest Medical Center Two, L.C., and Boyer Caldwell Medical, L.C. (incorporated by reference to exhibit 4.12 to HCPI’s annual report on Form 10-K for the year ended December 31, 2001).
4.13	Acknowledgement and Consent dated as of June 12, 2002 by and among Merrill Lynch Private Finance Inc., The Boyer Company, L.C., HCPI/Utah, LLC, the unitholders of HCPI/Utah, L.L.C. and HCPI (incorporated by reference to exhibit 4.13 to HCPI’s quarterly report on Form 10-Q for the period ended June 30, 2002).
4.14	Acknowledgement and Consent dated as of June 12, 2002 by and among Merrill Lynch Private Finance Inc., The Boyer Company, L.C., HCPI/Utah II, LLC, the unitholders of HCPI/Utah LLC and HCPI (incorporated by reference to exhibit 4.14 to HCPI’s quarterly report on Form 10-Q for the period ended June 30, 2002).
4.15	Officers’ Certificate pursuant to Section 301 of the Indenture dated as of September 1, 1993 between HCPI and the Bank of New York, as Trustee, establishing a series of securities entitled “6.00% Senior Notes due March 1, 2015” (incorporated by reference to exhibit 3.1 to HCPI’s current report on form 8-K (file no. 001-08895), dated February 25, 2003
5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent auditors
24	Power of Attorney (included in the signature page to this Registration Statement)